Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-3 of Hersha Hospitality Trust of (i) our report dated March 5, 2004, except for the effect on 2003 amounts as described in Note 12 as to which the date is March 21, 2006, with respect to the financial statements of Hersha Hospitality Trust included in the Annual Report of Form 10-K for the year ended December 31, 2005, filed March 22, 2006; (ii) our report dated March 10, 2006, with respect to the financial statements of Affordable Hospitality Associates, L.P. and Metro JFK Associates, LLC included in the Amendment No. 1 to the Current Report on Form 8-K dated February 15, 2006; and (iii) our reports dated July 31, 2006, July 28, 2006 and August 31, 2006 with respect to the financial statements of TCVA Realty, LLC, t/a Residence Inn by Marriott Tysons Corner, KW Hotel Group and HT/CNL Metro Hotels LLC and Subsidiary included in the Current Report on Form 8-K dated September 13, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Reznick Group
Baltimore, Maryland
September 14, 2006